Exhibit 99.1

For Immediate Release	News Release Contacts: Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600

MEN’S WEARHOUSE REPORTS

FISCAL 2011 FOURTH QUARTER AND FULL YEAR RESULTS

•	Q4 2011 GAAP diluted loss per share was $0.07 and adjusted diluted loss per share was $0.05 compared to adjusted diluted loss per share guidance of $0.15 to $0.12

•	Fiscal 2011 GAAP diluted earnings per share were $2.30 and adjusted diluted earnings per share were $2.38 compared to adjusted diluted earnings per share guidance of $2.28 to $2.31

•	Company provides guidance for fiscal first quarter and full year 2012

•	Conference call at 5:00 pm Eastern today

HOUSTON – March 7, 2012 – The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal fourth quarter and full year ended January 28, 2012.

Doug Ewert, president and chief executive officer, stated, “Fiscal 2011 was a tremendous year for all of our stakeholders. In January 2012, the Board of Directors declared a 50% increase in the Company’s quarterly cash dividend to $0.18 per share. Also in January 2012, we were named once again by FORTUNE® magazine as one of the 100 Best Companies to Work for In America. We entered fiscal 2011 with the objective to leverage our brands and drive shareholder value, and we have made great strides towards both these goals.”

Fourth Quarter Net Sales Summary – Fiscal 2011
	U.S. dollars, in millions				Total Net Sales	Comparable Store Sales Change % (c)
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$562.2	(a)	$542.1	(a)	3.7%
Total Retail Segment	$508.7		$479.7		6.0%
MW	341.5		311.1		9.8%	9.3%		4.3%
K&G	95.7		96.4		-0.8%	-2.1%		4.5%
Moores Canada	65.2		66.3		-1.7%	-0.2	% (b)	2.3	% (b)
Corporate Apparel Segment	$53.5		$62.5		-14.3%

Year-To-Date Net Sales Summary – Fiscal 2011
	U.S. dollars, in millions				Total Net Sales	Comparable Store Sales Change % (c)
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$2,382.7	(a)	$2,102.7	(a)	13.3%
Total Retail Segment	$2,139.2		$1,976.4		8.2%
MW	1,471.7		1,345.9		9.3%	9.1%		4.7%
K&G	375.1		360.3		4.1%	3.6%		-1.5%
Moores Canada	267.7		246.7		8.5%	4.5	% (b)	2.2	% (b)
Corporate Apparel Segment	$243.5		$126.3		92.8%

(a)	Due to rounded numbers, total Company may not sum.
(b)	Comparable store sales change is based on the Canadian dollar.
(c)	Does not include ecommerce sales.

PER SHARE INFORMATION

GAAP diluted loss per share was $0.07 for the fourth quarter ended January 28, 2012. Adjusted diluted loss per share was $0.05 after excluding $1.3 million ($0.9 million after tax or $0.02 per diluted share outstanding) in acquisition related integration costs and $0.3 million ($0.2 million after tax or less than $0.01 per diluted share outstanding) for non-cash asset impairment charges. This compares to adjusted diluted loss per share guidance given December 6, 2011 of $0.15 to $0.12. In fourth quarter fiscal 2010, GAAP diluted loss per share was $0.27 and adjusted diluted loss per share was $0.19 after excluding $2.3 million ($1.6 million after tax or $0.03 per diluted share outstanding) in acquisition and acquisition related integration costs, $1.1 million ($0.7 million after tax or $0.01 per diluted share outstanding) in tuxedo distribution closure costs and $2.5 million ($1.7 million after tax or $0.03 per diluted share outstanding) for non-cash asset impairment charges.

GAAP diluted earnings per share were $2.30 for the twelve months ended January 28, 2012. Adjusted diluted earnings per share were $2.38 after excluding $3.8 million ($2.5 million after tax or $0.05 per diluted share outstanding) in acquisition related integration costs and $2.0 million ($1.3 million after tax or $0.03 per diluted share outstanding) for non-cash asset impairment charges. For the twelve months ended January 29, 2011, GAAP diluted earnings per share were $1.27 and adjusted diluted earnings per share were $1.47 after excluding $6.4 million ($4.3 million after tax or $0.08 per diluted share outstanding) in acquisition and acquisition related integration costs, $3.1 million ($2.1 million after tax or $0.04 per diluted share outstanding) in tuxedo distribution closure costs and $5.9 million ($3.9 million after tax or $0.07 per diluted share outstanding) for non-cash asset impairment charges.

Note: Due to rounded numbers, the adjusted earnings per share may not sum.

FOURTH QUARTER HIGHLIGHTS

Total Company net sales increased 3.7% for the quarter.

•	Retail segment sales increased 6.0%.

o	This increase was primarily attributable to increased retail clothing product sales driven by increases in average unit selling prices in the U.S. and units sold per transaction offsetting fewer transactions per store.

o	Tuxedo rental services revenues had U.S. comparable store sales of 14.9% driven primarily by an increase in units rented.

•	Corporate apparel segment sales decreased 14.3% primarily due to prior year fourth quarter new customer rollouts.

Total Company gross margin increased 11.2% to $224.9 million and as a percentage of sales, increased 271 basis points.

•

Retail segment total gross margin, as a percentage of related net sales, increased 292 basis points. This increase was primarily attributable to higher product margins driven by higher average net selling prices per unit in the U.S., a favorable sales mix trend to higher margin product, lower product cost charge-offs, and occupancy cost leverage.

•

Corporate apparel segment gross margin, as a percentage of related sales, decreased from 28.6% in the fourth quarter of 2010 to 27.3% in the fourth quarter of 2011 due mainly to Twin Hill product cost charge-offs and lower margin U.S. customers.

Total Company adjusted SG&A expenses increased 5.0% to $230.5 million1 and as a percentage of sales increased 52 basis points.

•	The quarter over quarter increase was primarily due to payroll related costs.

Adjusted operating loss decreased 67.6% to $5.6 million1 and as a percentage of sales, increased 219 basis points.

•

The financial results of the U.K. operations, excluding acquisition integration costs, were $0.02 accretive to the Company’s fourth quarter diluted earnings per share. Integration costs were $1.3 million ($0.9 million after tax or $0.02 per diluted share outstanding).

Total inventories increased 17.7% primarily to replenish comparatively oversold levels in the prior year as we embarked on a more aggressive promotional cadence.

Total cash and cash equivalents at quarter end were $125.3 million.

2012 FINANCIAL GUIDANCE

For the fiscal year (which is a 53-week year under the retail calendar), the Company expects GAAP diluted earnings per share in a range of $2.70 to $2.78, an increase of 13% to 17% over the prior year adjusted diluted earnings per share. For the first quarter GAAP diluted earnings per share is expected to be in a range of $0.53 to $0.54, a flat to 2% increase over the prior year adjusted diluted earnings per share.

Forecasted operating highlights for the year include the following:

•

Several seasonal shifts in the fiscal year calendar are expected to impact the quarterly sales results of the Company’s tuxedo rental business. Specifically, the calendar shift of the Easter Holiday will favorably impact the first quarter and negatively impact the second quarter. The anniversary of the peak rental period in November 2011 is expected to favorably impact the third quarter and negatively impact the fourth quarter.

•

Corporate apparel sales are expected to decline in the first and second quarters largely offset by increases in the third and fourth quarters as the Company’s United Kingdom operations anniversary new customer additions in fiscal 2011 and initiation of new customer programs in fiscal 2012. The full year decrease is primarily the result of a weaker currency conversion rate of the US dollar to the pound sterling and lower rollout revenues.

•	Gross margins are planned to continue to increase and stem largely from higher average unit retail prices and continued occupancy cost leverage.

•

On a 52-week basis, SG&A expense is expected to increase in the 2.5% to 3.5% range representing modest leverage, as a percent of sales. The seasonality of that cost increase throughout the year will vary significantly by quarter.

o	The annual increase is more heavily weighted in the first quarter driven by increased investments in payroll put in place during the second half of the prior fiscal year as well as increased marketing expenses in fiscal 2012.

[1]

Adjusted SG&A and adjusted operating loss for fourth quarter 2011 excludes $1.3 million in acquisition related integration costs and $0.3 million in non-cash asset impairment charges. Adjusted SG&A and adjusted operating loss for fourth quarter 2010 excludes $2.3 million in acquisition and acquisition related integration costs, $1.1 million in tuxedo distribution closure costs and $2.5 million in non-cash asset impairment charges.

o	The rate of SG&A growth will diminish to the low single digit range for the second and third quarter stemming from 1) a moderation of payroll costs increases and 2) realization of cost synergies from the integration of the Alexandra and Dimension businesses in the United Kingdom in the prior year.

o	Lastly, SG&A increases in the fourth quarter are expected to be flat to up 1% as the Company anniversaries higher incentive compensation expenses in the prior year.

•	New store growth includes up to 25 net new Men’s Wearhouse stores and 3 new Moores stores. We also expect to close up to 43 Men’s Wearhouse and Tuxedo stores and 3 K&G stores.

	Guidance	Guidance
	FY 2012 (4) (5)	1Q FY 2012 (4)
Total Sales Increase	4.0% to 5.0%	2.0% to 2.5%
Comparable Store Sales Growth (1)
MW (2)	+3% to +4%	+3% to +4%
K&G	+1% to +2%	+1% to +2%
Moores	+2% to +3%	+6% to +7%
Corporate Apparel Sales Decrease	-2.0% to -3.0%	-15% to -16%
Change in Gross Margin	+0.65% to +0.70%	+0.90% to +1.00%
Increase in S G & A (3)	+4.0% to +4.5%	+6.0% to +6.5%
Effective Tax Rate	34.7%	34.7%
Weighted Average Shares Outstanding (millions)	51.500	51.200
GAAP Diluted EPS (6)	$2.70 to $2.78	$0.53 to $0.54

Footnotes to Guidance:

1.	All comparable store information is based on a 52-week comparable time period.
2.	Includes an assumed U.S. comparable store increase in tuxedo rental revenues of 5% to 6% for the full year FY 2012 and an increase of 9% to 10% in 1Q FY 2012.
3.	Excludes acquisition related integration costs and impairment charges incurred in prior periods.
4.	Foreign exchange conversion rates (average) assumed throughout the fiscal year is 1.565 for the US dollar to the Pound and 1.000 for the US Dollar to the Canadian Dollar.
5.	Fiscal 2012 is a 53-week year with an extra week included in the fourth quarter. Diluted earnings per share from the extra week are estimated at $0.02.
6.	Reflects the dilutive effect of participating securities, which approximates $0.04 for the full year and $0.01 for the first quarter.

CONFERENCE CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Wednesday, March 7, 2012, Company management will host a conference call and real time webcast to review the fiscal fourth quarter and full year 2011 results and its outlook for the fiscal first quarter and full year 2012.

To access the conference call, dial 480-629-9722. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through March 14, 2012 by calling 303-590-3030 and entering the access code of 4518856#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	January 28, 2012		January 29, 2011
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse	607	3,462.7	585	3,319.0

Men’s Wearhouse and Tux	343	474.6	388	535.7

Moores, Clothing for Men	117	741.7	117	737.8

K&G (a)	99	2,351.2	102	2,394.1

Total	1,166	7,030.2	1,192	6,986.6

(a)	91 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,166 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions and Alexandra in the United Kingdom.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2011 and subsequent Forms 10-Q.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk, www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

January 28, 2012 AND January 29, 2011

(In thousands, except per share data)

	Three Months Ended				Variance
	2011	% of Sales	2010	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$430,314	76.55%	$407,953	75.25%	$22,361	5.48%	1.29
Tuxedo rental services	43,444	7.73%	38,356	7.08%	5,088	13.27%	0.65
Alteration and other services	34,898	6.21%	33,343	6.15%	1,555	4.66%	0.06

Total retail sales	508,656	90.48%	479,652	88.48%	29,004	6.05%	2.00
Corporate apparel clothing product sales	53,513	9.52%	62,454	11.52%	(8,941)	(14.32%)	(2.00)

Total net sales	562,169	100.00%	542,106	100.00%	20,063	3.70%	0.00

Total cost of sales	337,289	60.00%	339,947	62.71%	(2,658)	(0.78%)	(2.71)

Gross margin (a):
Retail clothing product	234,594	54.52%	211,049	51.73%	23,545	11.16%	2.78
Tuxedo rental services	36,553	84.14%	33,135	86.39%	3,418	10.32%	(2.25)
Alteration and other services	7,414	21.24%	8,325	24.97%	(911)	(10.94%)	(3.72)
Occupancy costs	(68,294)	(13.43%)	(68,216)	(14.22%)	(78)	(0.11%)	0.80

Total retail gross margin	210,267	41.34%	184,293	38.42%	25,974	14.09%	2.92
Corporate apparel clothing product margin	14,613	27.31%	17,866	28.61%	(3,253)	(18.21%)	(1.30)

Total gross margin	224,880	40.00%	202,159	37.29%	22,721	11.24%	2.71

Selling, general and administrative expenses	232,125	41.29%	225,356	41.57%	6,769	3.00%	(0.28)

Operating loss	(7,245)	(1.29%)	(23,197)	(4.28%)	15,952	(68.77%)	2.99

Net interest	(241)	(0.04%)	(367)	(0.07%)	126	(34.33%)	0.02

Loss before income taxes	(7,486)	(1.33%)	(23,564)	(4.35%)	16,078	(68.23%)	3.02

Benefit for income taxes	(3,588)	(0.64%)	(9,370)	(1.73%)	5,782	(61.71%)	1.09

Net loss including noncontrolling interest	(3,898)	(0.69%)	(14,194)	(2.62%)	10,296	(72.54%)	1.92

Net loss attributable to noncontrolling interest	119	0.02%	108	0.02%	11	10.19%	0.00

Net loss attributable to common shareholders	$(3,779)	(0.67%)	$(14,086)	(2.60%)	$10,307	(73.17%)	1.93

Net loss per diluted common share attributable to common shareholders	$(0.07)		$(0.27)

Weighted average diluted common shares outstanding:	51,297		52,819

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

January 28, 2012 AND January 29, 2011

(In thousands, except per share data)

	Twelve Months Ended				Variance
	2011	% of Sales	2010	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$1,619,671	67.98%	$1,480,492	70.41%	$139,179	9.40%	(2.43)
Tuxedo rental services	376,857	15.82%	364,269	17.32%	12,588	3.46%	(1.51)
Alteration and other services	142,665	5.99%	131,605	6.26%	11,060	8.40%	(0.27)

Total retail sales	2,139,193	89.78%	1,976,366	93.99%	162,827	8.24%	(4.21)
Corporate apparel clothing product sales	243,491	10.22%	126,298	6.01%	117,193	92.79%	4.21

Total net sales	2,382,684	100.00%	2,102,664	100.00%	280,020	13.32%	0.00

Total cost of sales	1,333,757	55.98%	1,204,231	57.27%	129,526	10.76%	(1.29)

Gross margin (a):
Retail clothing product	896,013	55.32%	798,675	53.95%	97,338	12.19%	1.37
Tuxedo rental services	324,236	86.04%	308,202	84.61%	16,034	5.20%	1.43
Alteration and other services	34,829	24.41%	33,479	25.44%	1,350	4.03%	(1.03)
Occupancy costs	(273,300)	(12.78%)	(276,688)	(14.00%)	3,388	1.22%	1.22

Total retail gross margin	981,778	45.89%	863,668	43.70%	118,110	13.68%	2.19
Corporate apparel clothing product margin	67,149	27.58%	34,765	27.53%	32,384	93.15%	0.05

Total gross margin	1,048,927	44.02%	898,433	42.73%	150,494	16.75%	1.29

Selling, general and administrative expenses	863,495	36.24%	796,762	37.89%	66,733	8.38%	(1.65)

Operating income	185,432	7.78%	101,671	4.84%	83,761	82.38%	2.95

Net interest	(1,022)	(0.04%)	(1,141)	(0.05%)	119	(10.43%)	0.01

Earnings before income taxes	184,410	7.74%	100,530	4.78%	83,880	83.44%	2.96

Provision for income taxes	63,944	2.68%	32,852	1.56%	31,092	94.64%	1.12

Net earnings including noncontrolling interest	120,466	5.06%	67,678	3.22%	52,788	78.00%	1.84

Net loss attributable to noncontrolling interest	135	0.01%	19	0.00%	116	610.53%	0.00

Net earnings attributable to common shareholders	$120,601	5.06%	$67,697	3.22%	$52,904	78.15%	1.84

Net earnings per diluted common share attributable to common shareholders	$2.30		$1.27

Weighted average diluted common shares outstanding:	51,692		52,853

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28, 2012	January 29, 2011
ASSETS

Current assets:
Cash and cash equivalents	$125,306	$136,371
Accounts receivable, net	56,669	60,607
Inventories	572,502	486,499
Other current assets	70,906	80,531

Total current assets	825,383	764,008
Property and equipment, net	355,717	332,611
Tuxedo rental product, net	99,814	89,465
Goodwill	87,782	87,994
Intangible assets, net	33,711	37,348
Other assets	3,545	8,892

Total assets	$1,405,952	$1,320,318

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$123,445	$123,881
Accrued expenses and other current liabilities	154,395	139,640
Income taxes payable	3,435	3,135

Total current liabilities	281,275	266,656

Deferred taxes and other liabilities	92,858	69,809

Total liabilities	374,133	336,465

Equity:
Preferred stock	—	—
Common stock	718	710
Capital in excess of par	362,735	341,663
Retained earnings	1,095,535	1,002,975
Accumulated other comprehensive income	36,921	38,366
Treasury stock, at cost	(476,749)	(412,761)

Total equity attributable to common shareholders	1,019,160	970,953
Noncontrolling interest	12,659	12,900

Total equity	1,031,819	983,853

Total liabilities and equity	$1,405,952	$1,320,318

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

January 28, 2012 AND January 29, 2011

(In thousands)

	Twelve Months Ended
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$120,466	$67,678
Non-cash adjustments to net earnings:
Depreciation and amortization	75,968	75,998
Tuxedo rental product amortization	28,858	33,485
Other	49,012	28,074
Changes in assets and liabilities	(111,507)	(35,288)

Net cash provided by operating activities	162,797	169,947

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(91,820)	(58,868)
Acquisitions of businesses, net of cash	—	(97,786)
Proceeds from sales of property and equipment	59	76

Net cash used in investing activities	(91,761)	(156,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,354	3,900
Payments on Canadian term loan	—	(46,738)
Cash dividends paid	(25,098)	(19,111)
Deferred financing costs	—	(1,577)
Tax payments related to vested deferred stock units	(2,955)	(2,748)
Excess tax benefits from share-based plans	1,903	1,107
Purchase of treasury stock	(63,988)	(144)

Net cash used in financing activities	(81,784)	(65,311)

Effect of exchange rate changes	(317)	2,295

DECREASE IN CASH AND CASH EQUIVALENTS	(11,065)	(49,647)

Balance at beginning of period	136,371	186,018

Balance at end of period	$125,306	$136,371